Exhibit 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

COLUMBUS, Ohio--(BUSINESS WIRE)--July 15, 2009--Worthington Industries, Inc. (NYSE: WOR) today reported results for the three- and twelve-month periods ended May 31, 2009.

(U.S. dollars in millions, except per share data)

	4Q 2009	3Q 2009	4Q 2008	12M 2009	12M 2008
Net sales	$471.6	$501.1	$868.9	$2,631.3	$3,067.2
Operating income (loss)	(19.2)	(24.2)	56.5	(175.3)	106.0
Equity income	8.7	3.8	21.9	48.6	67.5
Net earnings (loss)	(13.7)	1.6	53.9	(108.2)	107.1
Earnings (loss) per share	$(0.17)	$0.02	$0.68	$(1.37)	$1.31

For the fourth quarter of fiscal 2009, net sales were $471.6 million, a decrease of 46% from $868.9 million last year. Fourth quarter net loss was $13.7 million or $0.17 per diluted share, compared to net earnings of $53.9 million, or $0.68 per diluted share, for the same period last year. Results for the fourth quarter of fiscal 2009 include a $6.3 million pre-tax inventory write-down and $6.0 million of pre-tax restructuring charges, for a combined negative impact of $0.15 per share. The prior year quarter included $4.9 million in pre-tax restructuring charges which reduced earnings per share by $0.04.

For fiscal 2009, net sales of $2.6 billion, were 14% lower than the $3.1 billion reported last year. Net loss was $108.2 million, or $1.37 per diluted share, compared to net earnings of $107.1 million, or $1.31 per diluted share, for fiscal 2008. Annual results were negatively impacted by $105.0 million in pre-tax inventory write-downs, a $96.9 million pre-tax goodwill impairment charge, and $43.0 million in pre-tax restructuring charges, partially offset by an $8.3 million pre-tax gain on the sale of Aegis, which in total reduced earnings per share by $2.23. The prior year was also negatively impacted by $18.1 million of pre-tax restructuring charges, or $0.15 per share. Restructuring charges in both periods were associated with ongoing Transformation Plan efforts, and related to early retirement, severance, professional fees and plant closures.

“The last nine months of our fiscal year were very difficult as the global economy plunged into deep recession,” stated John P. McConnell, Chairman and CEO. “We were very fortunate to have been focused on changing the way we work for over a year and had developed a clear path toward significant improvement before the recession began. This allowed us to act quickly and confidently in our Steel Processing and Metal Framing businesses to meet staggering declines in market volume. I am proud of our employees who have stepped up and made sacrifices to get us through this unprecedented period.

“Pressure Cylinders and our WAVE joint venture have continued to produce good earnings during the recession. While not immune, both have performed well. Sales for many of Cylinders’ product lines, including our gas grill cylinders and Balloon Time® helium kits, remained strong, while our newer products, camping cylinders and hand torches, continue to gain share. WAVE, bolstered by its new products and focus on refurbishing projects, continued to generate solid results despite declining volumes.

“In Steel Processing, volume contraction appears to be at or near bottom. Metal Framing is likely to face continued declines in its market, but we remain focused on keeping this business cash neutral in the coming year. We look for Cylinders and WAVE to produce solid results and to continue product innovation and expansion.

McConnell added, “A primary focus since the recession began has been to strengthen our balance sheet and maintain our current credit facilities. Our thoughtful, but quick actions to cut costs and transform the Company have positioned us well to meet both objectives. Our goal is not just to maintain our business, but to be in a position to gain share, make selective acquisitions and capture opportunities as they present themselves.”

Fourth Quarter and Year End Highlights

  Despite the downturn, Pressure Cylinders produced solid results as North American sales grew in several product lines. Compared to the year ago quarter, camping cylinder unit sales volume increased 37%, and gas grill cylinder and Balloon Time® helium kit volumes grew by 7% and 5%, respectively.
  Equity income from unconsolidated joint ventures totaled $8.7 million for the quarter and $48.6 million for the year. Annual sales for Worthington Armstrong Venture (WAVE) were down 7.3% from fiscal 2008, but WAVE continued to be solidly profitable. WAVE distributed $80 million in cash dividends to the Company during fiscal 2009.
  The Company declared a fourth quarter dividend of $0.10 per share, a $7.9 million distribution to shareholders. For the year, dividends declared totaled $48.1 million.
  The Company continued to lower its debt level during the quarter. At year end, short-term debt was $139.0 million, and long-term debt was $100.4 million for a total debt of $239.4 million. The revolving credit facility availability totaled $434.0 million at fiscal year end.

Quarterly Segment Results

In the Steel Processing segment, quarterly net sales were down 57%, to $179.1 million from $412.7 million in the comparable quarter of fiscal 2008. Volumes declined 55% due to drastically reduced demand caused by the recession and the difficulties at GM and Chrysler. The continued decline in the price of steel also negatively impacted average selling prices and resulted in an additional inventory write-down of $5.0 million. The operating loss was $22.1 million for the quarter compared to operating income of $25.5 million in the year ago quarter.

In the Metal Framing segment, net sales decreased 51%, to $110.5 million from $225.5 million in the comparable quarter of fiscal 2008. This sales decrease was the result of a precipitous drop in demand due to weakness in the commercial construction market. The operating loss was $3.5 million for the quarter compared to operating income of $15.4 million for the prior year quarter.

In the Pressure Cylinders segment, net sales declined 24%, to $129.0 million from $170.7 million in the comparable quarter of fiscal 2008, primarily due to significantly lower sales in the European operations caused by lower volumes and a stronger U.S. dollar. While sales were also down in the North American operations, there was market share growth in camping cylinders and a seasonally strong fourth quarter for gas grill cylinders. Declining raw material prices and lower manufacturing expenses aided the current quarterly results. Operating income was $9.2 million, versus $20.7 million for the year ago period.

Worthington’s joint ventures added to fourth quarter results. Equity income from the unconsolidated affiliates totaled $8.7 million for the quarter, compared to $21.9 million in the year ago quarter. WAVE continued to contribute the vast majority of equity income from affiliates.

Fiscal 2009 Actions in Review

The Company has worked aggressively to reduce costs and shrink its operational footprint to mitigate the effects of the economic downturn. Actions taken during the year included:

  Closure of the Louisville, Ky., Steel Processing facility
  Closure of two Metal Framing facilities (Renton, Wash. and Lunenburg, Mass.) and the idling of two others (Miami, Fla. and Phoenix, Ariz.)
  Closure of one under performing joint venture (Viking-Worthington Steel) and the sale of our interests at three others (ABT, Aegis and Canessa)
  Reduction of employee headcount in core businesses by over 1,200 or nearly 20%
  Reduction of inventory from $593.0 million at the end of fiscal 2008 to $270.6 million at the end of fiscal 2009, a 54% reduction
  Reduction of salaries for the first quarter of fiscal 2010 ranging from 3% to 20%, and 25% for the CEO
  Implementation of a hiring freeze, reduced hourly work schedules, and suspension of merit pay increases and the 401K match
  Reduction of the fourth quarter dividend from $0.17 per share to $0.10 per share, a 41% decrease

Transformation Plan

The goal of the Transformation Plan is to increase the Company's sustainable earnings potential. The Company's Transformation effort has been underway since the first quarter of fiscal 2008. The initiatives within this effort focus on improving earnings through cost reduction and enhanced operational performance of the Company.

Transformation Plan initiatives executed to date such as facility closings, headcount reductions, other cost reductions and commercial sales efforts generated over $40 million in positive annual operating income contribution. The results of these efforts, however, have been overshadowed by the negative earnings pressure brought about by the unprecedented business conditions in fiscal 2009. The Company believes the impact of these initiatives is sustainable and positions the Company to improve profitability over historic levels as demand recovers in end-markets.

Pre-tax restructuring charges associated with the Transformation Plan totaled $6.0 million in the fourth quarter and $43.0 million for the year. The professional fees associated with this initiative will be greatly reduced in fiscal 2010 as outside support peaked in fiscal 2009 and is currently at very low levels. Responsibility for executing the Transformation Plan has been successfully transitioned to Worthington’s internal transformation teams.

Other

Share Repurchases

In the first three months of fiscal 2009, we purchased 650,000 of our common shares for a total of $12.4 million. These purchases were made under the authorization to repurchase up to 10,000,000 common shares announced in September 2007. As of May 31, 2009, a total of 8,449,500 common shares were available for repurchase under this authorization.

Purchases may occur from time to time, on the open market or in private transactions with consideration given to the market price of the stock, the nature of other investment opportunities, cash flow from operations, general economic conditions and other relevant factors.

Dividend Declared

On May 28, 2009, the board of directors declared a quarterly cash dividend of $0.10 per share payable June 29, 2009, to shareholders of record on June 15, 2009. The dividend was a 41% reduction from the previous quarter. A dividend has been paid for 166 consecutive quarters since Worthington became a public company in 1968.

Subsequent Acquisition and Debt Repurchase

On June 1, 2009, the Company purchased the assets related to the Piper Metal Forming Corporation, U.S. Respiratory, Inc. and Pacific Cylinders businesses. These assets will be included in the Pressure Cylinders business segment. Piper manufactures and sells aluminum high pressure cylinders and impact extruded steel and aluminum parts for the medical, automotive, defense, oil services and other commercial markets.

On June 12, 2009, the Company purchased $118.5 million, or 85.9%, of its outstanding $138.0 million, 6.70% Notes due December 1, 2009. The Company used a combination of cash on hand and borrowings under existing short-term credit facilities to fund the repurchase.

Conference Call

Worthington will review fourth quarter and year end results during its quarterly conference call today, July 15, 2009, at 1:30 p.m. Eastern Daylight Time. Details regarding the conference call can be found on the Company’s web site at www.WorthingtonIndustries.com.

Company Profile

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $2.6 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; pressure cylinder products such as propane, oxygen and helium tanks, hand torches, camping cylinders, and scuba tanks; current and past model automotive service stampings; metal ceiling grid systems; steel pallets and racks; and laser welded blanks. Worthington employs approximately 6,400 people and operates 61 facilities in 10 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to business plans or future or expected performance, volumes, cash flows, earnings, financial condition or other financial measures; projected capacity and working capital needs; demand trends for the company or its markets; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in operations, sales and sourcing and the results thereof; anticipated impacts of transformation efforts; projected timing, results, benefits, costs, charges and expenditures related to headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to develop or take advantage of future opportunities, new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for improving earnings, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies, and other expected benefits from transformation initiatives within facilities and within the industry as a whole; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company’s filings with the United States Securities and Exchange Commission.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2009	2008	2009	2008
Net sales	$471,570	$868,875	$2,631,267	$3,067,161
Cost of goods sold	434,240	737,650	2,456,533	2,711,414
Gross margin	37,330	131,225	174,734	355,747
Selling, general and administrative expense	50,526	69,836	210,046	231,602
Goodwill impairment	-	-	96,943	-
Restructuring charges	6,044	4,894	43,041	18,111
Operating income (loss)	(19,240)	56,495	(175,296)	106,034
Other income (expense):
Miscellaneous expense	(1,779)	(2,191)	(6,858)	(6,348)
Gain on sale of Aegis	-	-	8,331	-
Interest expense	(4,326)	(5,742)	(20,734)	(21,452)
Equity in net income of unconsolidated affiliates	8,732	21,882	48,589	67,459
Earnings (loss) before income taxes	(16,613)	70,444	(145,968)	145,693
Income tax expense (benefit)	(2,875)	16,577	(37,754)	38,616
Net earnings (loss)	$(13,738)	$53,867	$(108,214)	$107,077

Average common shares outstanding - basic	78,936	79,305	78,903	81,232
Earnings (loss) per share - basic	$(0.17)	$0.68	$(1.37)	$1.32

Average common shares outstanding - diluted	78,936	79,623	78,903	81,898
Earnings (loss) per share - diluted	$(0.17)	$0.68	$(1.37)	$1.31

Common shares outstanding at end of period	78,998	79,308	78,998	79,308

Cash dividends declared per share	$0.10	$0.17	$0.61	$0.68

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$56,319	$73,772
Receivables, less allowances of $12,470 and $4,849 at May 31, 2009 and May 31, 2008	182,881	384,354
Inventories:
Raw materials	141,082	350,256
Work in process	57,612	123,106
Finished products	71,878	119,599
Total inventories	270,572	592,961
Income taxes receivable	29,749	-
Assets held for sale	707	1,132
Deferred income taxes	24,868	17,966
Prepaid expenses and other current assets	33,839	34,785
Total current assets	598,935	1,104,970

Investments in unconsolidated affiliates	100,395	119,808
Goodwill	101,343	183,523
Other intangibles	23,642	13,709
Other assets	18,009	16,077
Property, plant & equipment, net	521,505	549,944
Total assets	$1,363,829	$1,988,031

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$136,215	$356,129
Notes payable	980	135,450
Accrued compensation, contributions to employee benefit plans and related taxes	34,503	59,619
Dividends payable	7,916	13,487
Other accrued items	49,488	68,545
Income taxes payable	4,965	31,665
Current maturities of long-term debt	138,013	-
Total current liabilities	372,080	664,895

Other liabilities	65,400	49,785
Long-term debt	100,400	245,000
Deferred income taxes	82,986	100,811
Total liabilities	620,866	1,060,491

Minority interest	36,894	42,163
Shareholders' equity	706,069	885,377
Total liabilities and shareholders' equity	$1,363,829	$1,988,031

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2009	2008	2009	2008
Operating activities
Net earnings (loss)	$(13,738)	$53,867	$(108,214)	$107,077
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	15,846	16,423	64,073	63,413
Goodwill impairment	-	-	96,943	-
Restructuring charges, non-cash	1,178	1,061	8,925	5,169
Provision for deferred income taxes	(2,184)	465	(25,479)	(3,228)
Equity in net income of unconsolidated affiliates, net of distributions	3,768	(5,362)	25,311	(8,539)
Minority interest in net income of consolidated subsidiaries	786	1,770	4,529	6,969
Net loss on sale of assets	805	929	1,317	3,756
Stock-based compensation	1,476	1,208	5,767	4,173
Excess tax benefits - stock-based compensation	(78)	257	(433)	(2,035)
Gain on sale of Aegis	-	-	(8,331)	-
Changes in assets and liabilities:
Receivables	32,872	19,979	234,997	6,967
Inventories	95,272	(102,259)	329,892	(144,474)
Prepaid expenses and other current assets	7,889	5,215	(20,805)	8,252
Other assets	(1,542)	(1,415)	(643)	(1,546)
Accounts payable and accrued expenses	(76,355)	81,976	(321,798)	138,822
Other liabilities	1,470	(1,773)	(14,905)	(4,255)
Net cash provided by operating activities	67,465	72,341	271,146	180,521

Investing activities
Investment in property, plant and equipment, net	(14,659)	(10,287)	(64,154)	(47,520)
Acquisitions, net of cash acquired	(1,824)	-	(42,199)	(2,225)
Distributions from (investments in) unconsolidated affiliates, net	-	(29)	3,542	(47,598)
Proceeds from sale of assets	3,142	223	6,883	1,025
Proceeds from sale of unconsolidated affiliates	-	-	25,863	-
Sales of short-term investments	-	-	-	25,562
Net cash used by investing activities	(13,341)	(10,093)	(70,065)	(70,756)

Financing activities
Net proceeds from (payments on) short-term borrowings	(6,860)	(27,850)	(142,385)	103,800
Principal payments on long-term debt	(6,989)	-	(7,241)	-
Proceeds from issuance of common shares	1,371	25	3,899	13,171
Excess tax benefits - stock-based compensation	78	(257)	433	2,035
Payments to minority interest	(3,936)	(1,344)	(7,152)	(11,904)
Repurchase of common shares	-	-	(12,402)	(125,785)
Dividends paid	(13,412)	(13,482)	(53,686)	(55,587)
Net cash used by financing activities	(29,748)	(42,908)	(218,534)	(74,270)

Increase (decrease) in cash and cash equivalents	24,376	19,340	(17,453)	35,495
Cash and cash equivalents at beginning of period	31,943	54,432	73,772	38,277
Cash and cash equivalents at end of period	$56,319	$73,772	$56,319	$73,772

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2009	2008	2009	2008
Volume:
Steel Processing (tons)	370	827	2,011	3,286
Metal Framing (tons)	90	172	459	666
Pressure Cylinders (units)	14,152	14,383	47,639	48,058

Net sales:
Steel Processing	$179,063	$412,716	$1,183,013	$1,463,202
Metal Framing	110,529	225,513	661,024	788,788
Pressure Cylinders	129,043	170,709	537,373	578,808
Other	52,935	59,937	249,857	236,363
Total net sales	$471,570	$868,875	$2,631,267	$3,067,161

Material cost:
Steel Processing	$149,516	$306,508	$991,382	$1,105,665
Metal Framing	69,509	143,574	502,144	557,310
Pressure Cylinders	64,098	81,805	257,451	273,141

Operating income (loss):
Steel Processing	$(22,052)	$25,523	$(68,149)	$55,799
Metal Framing	(3,527)	15,395	(142,598)	(16,215)
Pressure Cylinders	9,217	20,719	61,175	70,004
Other	(2,878)	(5,142)	(25,724)	(3,554)
Total operating income (loss)	$(19,240)	$56,495	$(175,296)	$106,034

The following provides detail of the restructuring charges included in the operating income (loss) by segment presented above.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2009	2008	2009	2008

Pre-tax restructuring charges by segment:
Steel Processing	$838	$-	$3,917	$1,096
Metal Framing	2,089	2,074	13,593	8,979
Pressure Cylinders	1,038	-	1,045	103
Other	2,079	2,820	24,486	7,933
Total restructuring charges	$6,044	$4,894	$43,041	$18,111

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com